EXHIBIT 99
PRESS RELEASE OF SUPERIOR BANCORP DATED JUNE 21, 2007
SUPERIOR BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM
AND TRUST PREFERRED REFINANCING
FOR IMMEDIATE RELEASE
BIRMINGHAM, AL — June 21, 2007 — Superior Bancorp (NASDAQ: SUPR), the holding company for Superior Bank, today announced that its Board of Directors has authorized, beginning on or after August 2, 2007, the purchase by the Company of up to one million shares of the Company’s outstanding common stock. The shares may be purchased in open market, negotiated or block transactions. The Company does not intend to repurchase any shares from its management team or other insiders. This stock buyback program does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time. As of March 31, 2007, the Company had approximately 34.7 million shares of its common stock outstanding. After completion of its merger with People’s Community Bancshares, Inc., expected to occur during July 2007, the Company will have approximately 41.1 million shares outstanding.
“We believe that the current share price does not accurately reflect Superior’s long-term value and therefore represents an excellent investment opportunity for both the Company and our shareholders,” said Stan Bailey, Chairman and CEO. “We believe this initiative is an effective use of our capital. In addition, the strength of our balance sheet enables us to simultaneously execute this program while still retaining significant flexibility to achieve our long-term growth strategies and build greater shareholder value,” concluded Bailey.

Superior’s Board also authorized the refinancing of the approximately $16 million TBC Capital Statutory Trust III trust preferred securities during the third quarter of 2007. The Company is calling those securities for redemption effective July 25, 2007 at a redemption price equal to 106.15% of par. The Company expects to issue up to $22 million of new trust preferred securities in a private placement and to use a portion of the proceeds of such new trust preferred securities to redeem the outstanding securities. The Company is in the process of negotiating the terms of such new trust preferred securities. The remaining proceeds from the issuance of the new trust preferred securities will be available for use in the stock repurchase program or for other corporate purposes. The Company expects to incur an earnings charge of approximately $925,000 net of tax, or $.02 per share, in the third quarter of 2007 relating to the redemption of the outstanding trust preferred securities. Nothing in this press release constitutes an offer to sell, or the solicitation of an offer to buy, the proposed new trust preferred securities.
About Superior Bancorp
Superior Bancorp is a $2.4 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community bank with 60 branches — 38 locations throughout the state of Alabama and 22 locations in Florida. In addition, Superior Bank currently has 11 new branches planned for Northeast Alabama and Florida during 2007 and 2008.
Superior Bank also has loan production offices in Montgomery, Alabama and Tallahassee, Marianna and Panama City, Florida, and operates 19 consumer finance offices in Northeast Alabama as First Community Credit and Superior Financial Services.
Upon completion of the recently announced merger with People’s Community Bancshares, Inc., Superior Bank will become a $2.8 billion community bank with 63 banking offices from Huntsville, Alabama to Venice, Florida.
Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Superior Bancorp cautions that such “forward-looking statements,” wherever they occur in this document or in other statements attributable to Superior Bancorp are necessarily estimates reflecting the judgment of Superior

Bancorp’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward- looking statements.” Such “forward-looking statements” should, therefore, be considered in light of various important factors set forth from time to time in Superior Bancorp’s reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such “forward-looking statements,” some of those factors include: general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by Superior Bancorp; changes in the loan portfolio and the deposit base of Superior Bancorp; and the effects of natural disasters such as hurricanes.
Superior Bancorp disclaims any intent or obligation to update “forward- looking statements.”
More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).
Superior Bancorp Contact: Tom Jung, Executive Vice President, (205) 327-3547